Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements: Registration Statements on Form S-8 (Nos. 333-123540, 333-124441, 333-160512, 333-162674, 333-181422, 333-184344, 333-203175, 333-203176, 333-256179, 333-273751, 333-280078, and 333-291553), Registration Statements on Form S-3 (Nos. 333-207141, 333-290763, and 333-280076), and Registration Statement on Form S-4 (Nos. 333-292622) of Bed Bath & Beyond, Inc., of our report dated December 21, 2023, with respect to the financial statements of Medici Ventures, L.P., included in the Annual Report (Form 10-K) of Bed Bath & Beyond, Inc., for the year ended December 31, 2025.

/s/ ERNST & YOUNG LLP
Salt Lake City, Utah
February 24, 2026